Exhibit 99.1

News Release

For Immediate Release	Contact:	ATN International, Inc.
July 17, 2023		Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN International Completes Renewal and Expansion of Credit Facilities

BEVERLY, MA, July 17, 2023 -- ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communication services, today announced the completion of a $300 million debt financing that includes extending, and expanding its senior secured credit facilities, consisting of a five-year $170 million revolving line of credit and a six-year $130 million term loan.

“We appreciate the continued confidence and support of our bank group, led by CoBank, ACB,” commented Michael Prior ATN’s Chief Executive Officer. “These facilities are an important component of our overall capital structure and strengthen our financial position.”

CoBank, ACB acted as Administrative Agent, Lead Arranger and lender, Fifth Third Bank and MUFG Bank, Ltd., both acted as Joint Lead Arrangers and lenders for the financing.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a provider of digital infrastructure and communications services in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

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